Filed pursuant to Rule 424(b)(3)
Registration No. 333-290723
PROSPECTUS SUPPLEMENT No. 4
(to Prospectus dated October 27, 2025)

USA Rare Earth, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated October 27, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-290723). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in:

•our Current Report on Form 8-K filed with the SEC on November 18, 2025, excluding Item 7.01 and Exhibit 99.1, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

USA Rare Earth, Inc.’s Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the symbols “USAR” and “USARW,” respectively. On November 17, 2025, the closing price of our Common Stock was $14.45 per share and the closing price of our Warrants was $3.18 per Warrant.

We are an “emerging growth company” and a “smaller reporting company” as such terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 18, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2025

USA Rare Earth, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41711	98-1720278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 W. Airport Road, Stillwater, OK 74075
(Address of Principal Executive Offices) (Zip Code)

(813) 867-6155
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	USAR	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock, at an exercise price of $11.50 per share	USARW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01    Completion of Acquisition or Disposition of Assets

As previously disclosed, on September 26, 2025, USA Rare Earth, Inc. (the “Company”) and Laconia Acquisition Sub Limited (“Buyer”), a wholly owned indirect subsidiary of the Company, entered into a Share Purchase Agreement (the “Acquisition Agreement”) with Indian Ocean Rare Metals Pte Ltd, a Singapore private limited company (the “Target”), the Target’s shareholders (the “Sellers”) and Grant Smith, solely in his capacity as the Sellers’ representative (the “Seller Representative”), providing that Buyer would purchase, acquire and accept from the Sellers all rights, title and interest in and to all of the shares of the Target held by the Sellers, amounting to all of the outstanding and issued shares in the Target (the “Acquisition”). On November 18, 2025, the Company and Buyer completed the acquisition of the Target from the Sellers. The Target’s operating subsidiary is Less Common Metals Ltd. (“LCM”), a United Kingdom (U.K.)-based manufacturer of specialized rare earth metals and both cast and strip-cast alloys. LCM produces both light and heavy rare earth permanent magnet metals and alloys at scale in its facility in Cheshire, U.K. Pursuant to the Acquisition Agreement, the purchase price paid by Buyer was $100,000,000 in cash and 6.54 million shares of the Company’s common stock (the “Acquisition Shares”), subject to the deposit of 1,010,782 shares of the Company’s common stock into escrow and customary deductions for debt, and transaction expenses, as well as customary post-closing adjustments.

The Acquisition Shares were issued in reliance on the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and in reliance on similar exemptions under applicable state laws. Each Seller represented that it is an accredited investor within the meaning of Rule 501(a) of Regulation D and acquired the Acquisition Shares as principal for its or their own account and not with a view to or for distributing or reselling the Acquisition Shares. The Acquisition Shares were offered and sold without any general solicitation by the Company, Buyer or their respective representatives. The Acquisition Shares have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

In connection with the closing of the Acquisition, the Company, Buyer and the Sellers and the Seller Representative entered into a registration rights agreement (the Registration Rights Agreement”), pursuant to which the Company agreed to use its reasonable best efforts to file a registration statement with the Securities and Exchange Commission on or prior to December 31, 2025 (subject to certain exceptions) for purposes of registering the resale or distribution of the Acquisition Shares by the Sellers (the “Registration Statement”), to use reasonable best efforts to have such Registration Statement declared effective within the time period set forth in the Registration Rights Agreement, and to keep the Registration Statement effective until the date that all registrable securities covered by the Registration Statement (i) have been disposed of in accordance with an effective Registration Statement relating thereto, (ii) have been sold, thereunder or pursuant to Rule 144 under the Securities Act and without such registrable securities bearing any of the legends set forth in the Acquisition Agreement or (iii) may be resold without volume or manner-of-sale restrictions pursuant to Rule 144.

The foregoing descriptions of the Acquisition Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the Acquisition Agreement and the Registration Rights Agreement filed as Exhibits 2.1 and 10.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference. Such exhibits have been included to provide investors with information regarding their respective terms and are not intended to provide any factual information about the Company or the Target.

Item 3.02    Unregistered Sales of Equity Securities

The information under Item 2.01 of this Current Report on Form 8-K related to the Acquisition Shares is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 7.01    Regulation FD Disclosure

On November 18, 2025, the Company issued a press release announcing the closing of the Acquisition, a copy of which is furnished herewith as Exhibit 99.1.

The information provided under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is “furnished” and shall not be deemed “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act.

Item 9.01    Financial Statements and Exhibits

(a) Financial Statements of Business Acquired. The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information. The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits

The following exhibits are attached with this current report on Form 8-K.

Exhibit Number	Description
2.1†
Share Purchase Agreement, dated as of September 26, 2025, by and among Buyer, the Company, the Target, the Sellers and the Seller Representative (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 29, 2025).

10.1*	Registration Rights Agreement, by and among the Company, Buyer, the Sellers and the Seller Representative.
99.1*	Press Release, dated November 18, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*    Filed herewith.
†    The annexes schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

Cautionary Note Regarding Forward-Looking Statements

Certain matters discussed in this Current Report on Form 8-K, including Exhibit 99.1, are or contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements, which involve risks and uncertainties include statements relating to the benefits of the Acquisition, including, without limitation expectations for future development, operations, business strategies, financial performance, sales and customers. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: (1) the risk that the businesses will not be integrated successfully or that the integration will be more costly or difficult than expected; (2) the risk that the synergies from the Acquisition may not be fully realized or may take longer to realize than expected; (3) the risk that any announcement relating to the Acquisition could have an adverse effect on the market price of the Company’s common stock; (4) the risk of litigation related to the Acquisition; (5) the diversion of management time from ongoing business operations and opportunities as a result of the Acquisition; (6) the risk of adverse reactions or changes to business or employee relationships, including those resulting from the Acquisition; (7) the Target’s ability to retain its customers and suppliers and the combined company’s ability to build or maintain relationships with customers and suppliers; (8) the Company’s development of its magnet production facility and the timing of expected production milestones; (9) the development of the Round Top project, which may not result into a producing mine, may be delayed, or may not result in the commercial extraction of minerals; (10) uncertainty in any mineral estimates, uncertainty in any geological, metallurgical, and geotechnical studies and opinions; (11) the Company’s ability to successfully commence swarf processing; (12) competition in the magnet manufacturing industry; (13) the ability to grow and manage growth profitably; (14) the ability to build or maintain relationships with customers and suppliers; (15) the ability to attract and retain management and key employees; (16) the overall supply and demand for rare earth minerals; (17) the timing and amount of future production; (18) the costs of production, capital expenditures and requirements for additional capital, including the need to raise additional capital to implement the Company’s strategic plan; (19) substantial doubt regarding the Company’s ability to continue as a going concern for the twelve months following the issuance of its third quarter 2025 Condensed Consolidated Financial Statements; (20) the timing of future cash flow provided by operating activities, if any; and (21) fluctuations in transportation costs or disruptions in transportation services or damage or loss during transport. Detailed information regarding factors that may cause actual results to differ materially has been and will be included in the Company’s periodic filings with the SEC, including the Company’s Form 10-K that the Company filed with the SEC on March 31, 2025 and the Company’s latest Quarterly Reports on Form 10-Q filed with the SEC. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this report speak only as of their date, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after their date or to reflect the occurrence of unanticipated events.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USA Rare Earth, Inc.

Date:	November 18, 2025	By:	/s/ DAVID KRONENFELD
David Kronenfeld
Chief Legal Officer